                                                                               .
                                                                               .
                                                                               .
                                                                   EXHIBIT 10.47



                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA
                                SOUTHERN DIVISION

IN RE BROADCOM CORP.                     Case No. SACV 01-275 GLT (MLGx)
SECURITIES LITIGATION
                                         (Consolidated Cases - Class Actions
                                         Only)

                                         CLASS ACTION

                                         STIPULATION OF SETTLEMENT OF CLASS
                                         ACTION



                    STIPULATION OF SETTLEMENT OF CLASS ACTION

                                TABLE OF EXHIBITS


                                                                      EXHIBIT(S)
                                                                      ----------
Notice Order................................................................A.

Notice of Settlement......................................................A.1.

Proof of Claim............................................................A.2.

Plan of Allocation........................................................A.3.

Summary Notice of Settlement..............................................A.4.

Final Judgment and Order of Dismissal.......................................B.

Arenson Notice of Rescission of Request for Exclusion from the Class........C.



                                      - i -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
I.    THE CLASS ACTION.......................................................1

II.   PRE-TRIAL PROCEEDINGS, INVESTIGATION, AND DISCOVERY....................2

      A.    Discovery, Investigation, and Research Conducted by
            Lead Plaintiff...................................................2

      B.    Pre-Trial Proceedings............................................3

      C.    Settlement Negotiations and Mediation............................5

III.  CLAIMS OF LEAD PLAINTIFF AND BENEFITS OF SETTLEMENT....................5

IV.   DEFENDANTS' STATEMENT AND DENIALS OF WRONGDOING AND
      LIABILITY..............................................................6

V.    TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT.......................8

      A.    Definitions......................................................8

      B.    Settlement Fund.................................................15

      C.    Administration of the Settlement Fund...........................16

      D.    Notice Order, Notice, and Settlement Hearing....................19

      E.    Releases........................................................21

      F.    Administration and Calculation of Claims, Final
            Awards, and Supervision and Distribution of Settlement
            Fund............................................................22

      G.    Plaintiffs' Counsel's Attorneys' Fees and
            Reimbursement of Expenses.......................................25

      H.    Conditions of Settlement; Effect of Disapproval,
            Cancellation, or Termination....................................28

      I.    Entry of Judgment...............................................31

      J.    Miscellaneous Provisions........................................31

                            STIPULATION OF SETTLEMENT

      This Stipulation of Settlement (the "Stipulation"), dated as of June 24, 2005, is made and entered into by and among the following parties (as defined further in Section V.A herein) to the above-entitled action: (i) Lead Plaintiff (as defined below), on behalf of itself and each of the Class Members (as defined below), by and through its counsel of record in the Class Action; and
(ii) the Defendants (as defined below), by and through their counsel of record in the Class Action (collectively, the "Settling Parties"). The Stipulation is intended by the Settling Parties to fully, finally, and forever resolve, discharge, and settle the Released Claims (as defined below), upon and subject to the terms and conditions hereof.

I.    THE CLASS ACTION.

      On and after March 5, 2001, 31 putative federal securities class action complaints, including Minnesota State Board of Investment v. Broadcom Corporation, et al., Case No. 01-04120 ABC (Mcx), were filed against Broadcom Corporation ("Broadcom") and certain of its then-officers and/or directors in the Central District of California. By an order dated May 31, 2001, the Honorable Gary L. Taylor consolidated these complaints under the caption In re Broadcom Corporation Securities Litigation, Case No. SA CV 01-275 GLT (MLGx) (the "Class Action"), appointed the Minnesota State Board of Investment as the lead plaintiff and class representative (the "Lead Plaintiff"), and appointed Heins, Mills & Olson PLC as lead Plaintiffs' counsel ("Plaintiffs' Lead Counsel").

      On April 1, 2002, Plaintiffs' Lead Counsel filed a Second Consolidated Amended Complaint for Violation of Securities Exchange Act of 1934 (the "Amended Complaint"). The Amended Complaint asserted claims against Broadcom and the Individual Defendants (as defined below) for alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The Amended Complaint sought recovery on behalf of all persons or entities who purchased or otherwise acquired publicly traded securities of


                                     - 1 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION

Broadcom, or bought or sold options on Broadcom stock, between July 31, 2000 and February 26, 2001, and were damaged thereby (the "Class"). The Class does not include Defendants; members of the immediate families of the Individual Defendants; officers and directors of Broadcom; Broadcom's parents, subsidiaries, or affiliates; or the legal representatives, heirs, successors, or assigns of such excluded parties. The Amended Complaint alleged that during the Class Period, Defendants issued false or misleading statements and omitted certain facts concerning certain of Broadcom's acquisitions, accounting for certain warrant agreements in connection with those acquisitions, and current or future financial condition, causing Broadcom's stock price to be artificially inflated.

II.   PRE-TRIAL PROCEEDINGS, INVESTIGATION, AND DISCOVERY.

      A.    DISCOVERY, INVESTIGATION, AND RESEARCH CONDUCTED BY LEAD PLAINTIFF.

      Plaintiffs' Lead Counsel has conducted extensive discovery and investigation during the prosecution of the Class Action, and has responded to Defendants' discovery and investigation. This discovery and investigation has included, among other things, (i) inspection of approximately 300,000 pages of documents produced by Defendants in response to requests served by Plaintiffs' Lead Counsel; (ii) inspection of over 50,000 pages of documents produced by third-parties in response to subpoenas served by Plaintiffs' Lead Counsel; (iii) approximately 67 days of depositions of current or former Broadcom employees or third-party witnesses, including one deposition conducted in Israel, two depositions conducted in the United Kingdom, and numerous depositions conducted outside the Central District of California; (iv) the propounding of and response to numerous written discovery requests, including interrogatories and requests for admissions; (v) numerous discovery motions brought by both parties; (vi) consultations with testifying experts, and the defense of or examination in approximately 25 days of expert depositions; (vii) review of Broadcom's public filings, annual reports, and other public


                                     - 2 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION statements; and (viii) research of the applicable law with respect to the claims asserted in the Class Action and the potential defenses thereto.

      B.    PRE-TRIAL PROCEEDINGS.

      Throughout the Class Action, the parties had numerous significant disputes that they presented to the Court by motions. Those disputes, which involved substantial legal research and briefing and frequently required substantial factual research, included the following:

      - Defendants' motion to dismiss Plaintiffs' Consolidated Amended Complaint (granted, with leave to amend, by order dated March 11, 2002);

      - Defendants' motion to dismiss Plaintiffs' Second Consolidated Amended Complaint (denied by order dated July 24, 2002);

      - Plaintiffs' motion for class certification (granted by order dated October 15, 2003);

      - Defendants' motion for partial summary judgment concerning statements about acquisitions and third-quarter results (denied by order dated November 6, 2003);

      - Plaintiffs' motion to approve a form of notice of class action and plan for dissemination of notice (granted in part and denied in part by order dated August 31, 2004);

      - Defendants' motion for partial summary judgment regarding VisionTech press releases (granted by order dated November 24, 2004);

      - Defendants' motion for partial summary judgment regarding forward-looking statements (granted by order dated November 24, 2004);

      - Defendants' motion for partial summary judgment regarding Silicon Spice press releases (granted by order dated November 24, 2004);


                                     - 3 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION

      - Defendants' motion for partial summary judgment regarding pre-November 9 statements (granted in part and denied in part by order dated November 24, 2004);

      - Defendant Henry Samueli's motion for summary judgment (denied by order dated November 24, 2004);

      - Plaintiffs' motion to exclude evidence of reliance on counsel or in the alternative to find a waiver of privilege (motion to exclude denied and motion to find waiver granted in part by order dated February 10, 2005);

      - Defendants' motion to preclude evidence of individual Defendants' stock sales (granted by order dated February 10, 2005);

      - Parties' cross-motions to define scope of waiver of privilege (decided by orders dated April 7, 2005 and June 8, 2005);

      - Defendants' motion to exclude aggregate damages testimony of Plaintiffs' damage expert (granted by order dated June 3, 2005);

      - Plaintiffs' motion to qualify expert witnesses (resolution postponed pursuant to Court order);

      - Defendants' motion to exclude Plaintiffs' damage expert's testimony concerning per-share damages (resolution postponed pursuant to Court order); and

      -     Defendants' motion for partial summary judgment re Rule 10b-5(a) and
            (c) (resolution postponed pursuant to Court order).

      In addition, the parties prepared several pre-trial filings, including memoranda of contentions of fact and law, the Pretrial Conference Order, witness and exhibit lists, a proposed jury questionnaire, draft jury instructions, and Plaintiffs' initial Good-Faith Trial Estimate.


                                     - 4 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION

      C.    SETTLEMENT NEGOTIATIONS AND MEDIATION.

      On August 13, 2004, September 23, 2004, January 14, 2005, and June 13, 2005, the parties to the Class Action, through their respective counsel and representatives, participated in mediation sessions before the Honorable Judge Edward A. Infante (ret.) in an effort to settle the Class Action. Each side drafted extensive and detailed confidential mediation statements, which they submitted to Judge Infante. During the mediation sessions, the parties and Judge Infante discussed, among other things, the parties' respective claims and defenses, expert damages analyses, legal analyses, the discovery and motions completed or expected in the Class Action, the evidence expected to be offered by the parties at trial, and other important factual and legal issues and matters relating to the merits of the Class Action. At the conclusion of the June 13, 2005 mediation session, Judge Infante orally recommended that the parties accept a settlement discussed and negotiated during the mediation sessions. The parties subsequently agreed to the settlement embodied herein (the "Settlement").

III.  CLAIMS OF LEAD PLAINTIFF AND BENEFITS OF SETTLEMENT.

      Lead Plaintiff believes that the claims asserted in the Class Action have merit and that the evidence developed to date in the Class Action supports the claims asserted. Lead Plaintiff asserts, and believes it would present supporting evidence at trial, that Defendants issued materially false and misleading statements and omissions of material information concerning Broadcom, causing the price of Broadcom stock to be artificially inflated during the Class Period and causing injury to Lead Plaintiff and members of the Class.

      Plaintiffs' Lead Counsel recognizes and acknowledges the expense and length of continued proceedings necessary to prosecute the Class Action through trial and through appeals. Plaintiffs' Lead Counsel also has taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Class Action, as well as the difficulties and delays inherent in such litigation.


                                     - 5 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION

Plaintiffs' Lead Counsel also is mindful of the inherent problems of proof under and possible defenses to the violations asserted in the Class Action, including the defenses asserted by Defendants.

      In light of the foregoing, Plaintiffs' Lead Counsel agrees with Lead Plaintiff and believes that the settlement set forth in this Stipulation confers substantial benefits upon the Class and its members. Plaintiffs' Lead Counsel, based on its evaluation, has determined that the settlement set forth in the Stipulation is fair, adequate and reasonable to and in the best interests of the Lead Plaintiff and the Class.

      Lead Plaintiff enters into this Stipulation based upon, among other things, the parties' agreement herein that, to the fullest extent permitted by law, neither this Stipulation nor any of its terms or provisions, nor any of the negotiations or proceedings connected therewith, shall be offered as evidence in the Class Action or in any pending or future civil, criminal, or administrative action or other proceeding to establish any liability or admission by any of Lead Plaintiff's Released Persons or any other matter adverse to the Lead Plaintiff's Released Persons, except as expressly set forth herein.

IV.   DEFENDANTS' STATEMENT AND DENIALS OF WRONGDOING AND LIABILITY.

      The Defendants have denied and continue to deny each and all of the claims and contentions alleged by Lead Plaintiff on behalf of the Class. The Defendants also have denied and continue to deny, among other things, the allegations that the price of Broadcom stock was artificially inflated by reasons of any alleged "scheme," misrepresentations, omissions, or otherwise, or that Lead Plaintiff or any member of the Class was harmed by the conduct alleged in the Class Action. Defendants maintain that throughout the Class Period they fully and adequately disclosed all material facts required by law to be disclosed, and that they made no false or misleading statements, and engaged in no fraudulent scheme. The


                                     - 6 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION

Defendants further maintain that they reasonably relied on their independent outside accountants with respect to the transactions at issue and that they complied with the advice received from the accountants. The Defendants also have denied and continue to deny, among other things, the allegations that the price of Broadcom stock was artificially inflated by reasons of any alleged "scheme," misrepresentations, omissions, or otherwise. The Defendants further maintain that the claimed misstatements, omissions, and the like were immaterial, and that neither Lead Plaintiff nor any other member of the Class actually suffered any loss as a result of the conduct alleged in the Class Action.

      Nonetheless, the Defendants have concluded that further conduct of the Class Action would be protracted and expensive, and that it is desirable that the Class Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation to limit further expense, inconvenience and distraction; to dispose of the burden of protracted litigation; and to permit the operation of Broadcom's business without further distraction and diversion of the Company's executive personnel with respect to the matters at issue in the Class Action. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Class Action.

      The Defendants have, therefore, determined that it is desirable and beneficial to them that the Class Action be settled in the manner and upon the terms and conditions set forth in this Stipulation. The Defendants enter into this Stipulation of Settlement without in any way acknowledging any fault, liability, or wrongdoing of any kind. There has been no adverse determination by any court or otherwise against any of the Defendants on the merits of the claims asserted by the Lead Plaintiff. Neither this Stipulation, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by any of the Defendants of the merit or truth of any of the allegations or wrongdoing of any kind on the part of any of the Defendants. The Defendants enter


                                     - 7 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION into this Stipulation of Settlement based upon, among other things, the parties' agreement herein that, to the fullest extent permitted by law, neither this Stipulation nor any of its terms or provisions, nor any of the negotiations or proceedings connected therewith, shall be offered as evidence in the Class Action or in any pending or future civil, criminal, or administrative action or other proceeding to establish any liability or admission by any of the Defendants' Released Persons or any other matter adverse to any of the Defendants' Released Persons, except as expressly set forth herein.

V.    TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT.

      NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Lead Plaintiff (for itself and the Class members), by and through its counsel of record and the Defendants, by and through their counsel of record, that, subject to the approval of the Court, the Class Action and the Released Claims shall be finally and fully compromised, settled and released, and the Class Action shall be dismissed with prejudice, upon and subject to the terms and conditions of the Stipulation, as follows:

A.    DEFINITIONS.

      As used in this Stipulation, the following terms have the meanings specified below:

            1. "Arenson Action" means the matter entitled Arenson, et al. v. Broadcom, et al., Case No. SACV 02-301 GLT (MLGx), pending in United States District Court for the Central District of California.

            2. "Authorized Claimant" means any Class member whose claim for recovery is allowed pursuant to the terms of this Stipulation.

            3. "Claimant" means any Class member who files a Proof of Claim and Release within such time as the Court shall prescribe, and in such form and manner and with such content as set forth in Exhibit 2 to Exhibit A hereto, or in such form and manner and with such content as the Court shall otherwise prescribe.


                                     - 8 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION

            4. "Claims Administrator" means Gilardi & Co., LLC.

            5. "Class" means the class certified by the Court in its Order Granting Plaintiffs' Motion for Class Certification, dated October 15, 2003. A "Class Member" is a Person who falls within the definition of the Class and who:
(a) did not validly and timely request exclusion from the Class in accordance with the terms of the Notice of Class Action provided in 2004; or (b) has timely served a Notice of Rescission as set forth in Section V.J.20 herein.

            6. "Class Period" means the period from July 31, 2000 to February 26, 2001, inclusive.

            7. "Company" means defendant Broadcom.

            8. "Defendants" means Broadcom, Henry T. Nicholas III, Henry Samueli, and William Ruehle.

            9. "Defendants' Insurers" means Gulf Insurance Company, Twin City Fire Insurance Company, and Starr Excess Liability Insurance International Limited.

            10. "Effective Date" means the first date by which all of the events and conditions specified in Section V.H.1 (if not waived by Broadcom) and V.H.2 of this Stipulation have been met and have occurred.

            11. "Escrow Agent" means U.S. Bank, N.A., in Minneapolis, Minnesota.

            12. "Final" means: (a) the date of final affirmance on an appeal from the Judgment, the expiration of the time for a petition for a writ of certiorari to review the Judgment and, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (b) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on certiorari to review the Judgment; or (c) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Judgment, i.e., thirty (30) days after entry of the Judgment (or, if the date for taking an appeal or seeking


                                     - 9 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION review of the Judgment shall be extended beyond this time by order of the Court, by operation of law or otherwise, or if such extension is requested, the date of expiration of any extension if any appeal or review is not sought); or (d) if the Court enters a judgment in a form other than that set forth in Exhibit B hereto (an "Alternative Judgment") and none of the Parties elect to terminate this Settlement, the date that such Alternative Judgment becomes final as defined in parts (a) to (c) above and no longer subject to appeal or review. Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to any Plan of Allocation and/or application for attorneys' fees, costs, or expenses shall not in any way delay or preclude the Judgment from becoming final.

            13. "Individual Defendants" means Henry T. Nicholas III, Henry Samueli, and William Ruehle.

            14. "Judgment" means the judgment to be rendered by the Court dismissing the Class Action with prejudice, substantially in the form and with the content as set forth in the Final Judgment and Order of Dismissal attached hereto as Exhibit B.

            15. "Lead Plaintiff" means the Minnesota State Board of Investment.

            16. Parties" means, collectively, each of the Defendants and Lead Plaintiff on behalf of itself and the members of the Class.

            17. "Person" means an individual, corporation (including all divisions and subsidiaries), partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or political subdivision or agency, and/or any business or legal entity, and the spouse, heir, predecessor, successor, representative, or assign of any such entity.

            18. "Plaintiffs" means each of the plaintiffs who filed a complaint in the Class Action, including, but not limited to, the Lead Plaintiff.

            19. "Plaintiffs' Counsel" means each counsel who has appeared as counsel for any of the Plaintiffs in the Class Action, including, but not limited to


                                     - 10 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION

Plaintiffs' Lead Counsel. For clarification, the term "Plaintiffs' Counsel" does not include plaintiffs' attorneys of record in the Arenson Action.

            20. "Plaintiffs' Lead Counsel" means Heins Mills & Olson P.L.C.

            21. "Plan of Allocation" means a plan or formula of allocation of the Settlement Fund to be prepared by Plaintiffs' Lead Counsel (which shall be described in the "Notice of Proposed Settlement of Class Action, Settlement Hearing, and Right to Share In the Settlement Fund" to be sent to Class Members in connection with the settlement) whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the settlement, any taxes, penalties or interest or tax preparation fees owed by the Settlement Fund, any fees and costs associated with the escrow account which shall be established for the Settlement Account, and such attorneys' fees, costs, expenses, and interest as may be awarded by the Court. Lead Plaintiff's proposed Plan of Allocation is or will be attached as
Exhibit 3 to Exhibit A to this Stipulation. The terms of any Plan of Allocation, however, are not part of this Stipulation.

            22. "Released Claims" shall collectively mean any and all claims, debts, demands, rights, or causes of action or liabilities (including, but not limited to, any claims for damages, interest, attorneys' fees, expert or consulting fees, and any other costs, expenses or liability), whether based on federal, state, local, statutory or common law or any other law, rule or regulation (including, but not limited to, claims for violation of the federal securities laws, negligence, gross negligence, indemnification, breach of duty of care and/or breach of duty of loyalty, fraud, misrepresentation, breach of fiduciary duty, negligent misrepresentation, unfair competition, insider trading, professional negligence, malpractice mismanagement, corporate waste, or breach of contract), whether fixed or contingent, accrued or unaccrued, liquidated or not liquidated, at law or in equity, matured or not matured, Class-wide or individual in nature, including both known claims and Unknown Claims, (a) that have been asserted in this Class Action by the


                                     - 11 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION

Class Members or any of them against any of the Defendants' Released Persons, or
(ii) that could have been asserted in the Class Action or any other forum by the Class Members or any of them against any of the Defendants' Released Persons, that arise out of, are based upon, or relate in any way to the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, or referred to in the Class Action and are based upon or relate in any way to the purchase of Broadcom stock or options to purchase or sell Broadcom stock during the Class Period. Released Claims do not include claims to enforce the Settlement.

            23. "Released Defendants' Claims" means any and all claims, rights, or causes of action or liabilities whatsoever, whether based on federal, state, local, statutory, or common law or any other law, rule, or regulation, including both known claims and Unknown Claims, that have been or could have been asserted in the Class Action or any forum by the Defendants or any of them or the successors and assigns of any of them against any of the Lead Plaintiff's Released Persons, including, Lead Plaintiff, Class Members, or attorneys for the Class (excluding, for clarification, plaintiffs' attorneys of record in the Arenson Action), that arise out of or relate in any way to the institution, prosecution, or settlement of the Class Action (except for claims to enforce the Settlement).

            24. "Released Persons" means the "Defendants' Released Persons" and the "Lead Plaintiff's Released Persons."

                  a. "Defendants' Released Persons" means each and all of the Defendants and their respective past or present directors, officers, employees, partners, principals, agents, underwriters, insurers, co-insurers, reinsurers, controlling shareholders, any entity in which the Defendant and/or any member(s) of any Defendant's immediate family has or have a controlling interest, attorneys, accountants, auditors, banks, investment banks or investment bankers, analysts, advisors, personal or legal representatives, insurers, co-insurers, reinsurers, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns,


                                     - 12 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION spouses, heirs, associates, related or affiliated entities, any members of their immediate families, or any trust of which any Defendants is the trustee or settler or which is for the benefit of any Defendant and/or member(s) of his family.

                  b. "Lead Plaintiff's Released Persons" means the Lead Plaintiff, and all other Class Members, and any Plaintiffs' counsel (except counsel for the Plaintiffs in the Arenson Action), and the past, present or future officers, partners, members, board members, employees and agents of any of the foregoing and their predecessors, successors and assigns, and the heirs, administrators, executors and personal representatives of each, their respective, present and former parents, subsidiaries, divisions and affiliates, their present and former attorneys, accountants, insurers and agents of each of them and the predecessors, heirs, successors and assigns of each and any person or entity in which the Lead Plaintiff, any other Class Member and/or any counsel for any of the Plaintiffs in the class action has or had a controlling interest.

            25. "Settlement Account" means an escrow account at U.S. Bank, N.A., in Minneapolis, Minnesota into which the Settlement Fund is to be deposited.

            26. "Settlement Fund" means the principal amount of one-hundred-fifty million dollars ($150,000,000) in cash, to be distributed as set forth in this Stipulation. The Settlement Fund shall consist of the "Insurance Funds" and the "Broadcom Funds." "Insurance Funds" means the total aggregate remaining limits of liability under Broadcom's applicable D&O insurance policies. "Broadcom Funds" means the sum calculated by subtracting the Insurance Funds from the Settlement Fund.

            27. "Unknown Claims" means any Released Claims that the Lead Plaintiff or any Class Member does not know or suspect to exist in his, her, or its favor as of the Effective Date, and any Released Defendants' Claims that any Defendant does not know or suspect to exist in his or its favor as of the Effective Date, which, if known by him, her, or it, might have affected his, her, or its


                                     - 13 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION decision(s) with respect to this Settlement. With respect to any and all Released Claims and Released Defendants' Claims, the Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiff and the Defendants expressly waive and relinquish, and the Class Members and Defendants shall be deemed to have, and by operation of the Judgment shall have expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Lead Plaintiff and Defendants expressly waive and the Class Members shall be deemed to waive, and upon the Effective Date and by operation of the Judgment shall have waived, any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Section 1542 of the California Civil Code. The Lead Plaintiff and the Class Members may hereafter discover facts in addition to or different from those which he, she, or it now knows or believes to be true with respect to the subject matter of the Released Claims, but each of them hereby stipulates and agrees that the Lead Plaintiff does settle and release, and each Class Member shall be deemed to settle and release, and upon the Effective Date and by operation of the Judgment shall have settled and released, fully, finally, and forever, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or which heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent or intentional and with or without malice, or a breach of any duty, law, or rule, without regard to the subsequent discovery or existence of such different or additional facts. Similarly, the Defendants may hereafter discover facts in addition


                                     - 14 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION to or different from those which they now know or believe to be true with respect to the subject matter of the Released Defendants' Claims, but each of them hereby stipulates and agrees that the Defendants do settle and release, and each Released Person shall be deemed, upon the Effective Date and by operation of the Judgment, to have fully, finally, and forever settled and released any and all Released Defendants' Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law, or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Parties acknowledge that the foregoing waiver was bargained for and a key element of the Settlement, of which this release is a part.

      B.    SETTLEMENT FUND.

            1. Within 15 calendar days after preliminary approval of this Stipulation as provided in Section V.D below, Broadcom shall transfer $108,000,000 into the Settlement Account by wire transfer pursuant to instructions to be supplied by Plaintiffs' Lead Counsel. Upon determination of the limits of liability remaining under the applicable insurance policies, and in any event no later than 2 business days prior to the Settlement Hearing, as defined in Section V.D.1 below, Broadcom shall (unless this Stipulation and Settlement is terminated in accordance with Section V.H below) transfer the remainder of the Broadcom Funds, if any, into the Settlement Account by wire transfer pursuant to instructions to be supplied by Plaintiffs' Lead Counsel.

            2. No later than 3 business days prior to the Settlement Hearing, Defendants' Insurers shall transfer the Insurance Funds into the Settlement Account, by wire transfer pursuant to instructions to be supplied by Plaintiffs' Lead Counsel; provided, however, that if Defendants' Insurers, or any of them, do not timely


                                     - 15 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION transfer the Insurance Funds into the Settlement Account, then no later than 2 business days prior to the Settlement Hearing, Broadcom, in its sole discretion, may elect to transfer an amount equal to the resulting shortfall in the Settlement Fund into the Settlement Account and separately pursue reimbursement from the Defendants' Insurers.

            3. If the aggregate sum transferred into the Settlement Account by Broadcom and Defendants' Insurers exceeds $150,000,000 disregarding, for purposes of this paragraph V.B.3, any payments or withdrawals from or interest earned on the Settlement Sum (an "Overpayment"), then within five (5) business days after the date on which such an Overpayment has occurred, the Claims Administrator shall refund to Broadcom the amount by which the aggregate sum transferred into the Settlement Account exceeds $150,000,000 (computed in the manner described in this paragraph).

      C.    ADMINISTRATION OF THE SETTLEMENT FUND.

            1.    The Escrow Agent.

                  a. The Escrow Agent shall invest the Settlement Fund in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at the current market rates.

                  b. The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, or by an order of the Court (consistent with the terms of the Stipulation), or with the written agreement of counsel for the Defendants and Plaintiffs' Lead Counsel.

                  c. Subject to such further order and direction by the Court as may be necessary, the Escrow Agent is authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of the Stipulation and the Escrow Agreement.


                                     - 16 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION

                  d. All funds held by the Escrow Agent shall be deemed and considered to be in the custody of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court consistent with the terms of the Stipulation.

                  e. The Escrow Agent may pay from the Settlement Fund, in accordance with the terms of the Escrow Agreement, the costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, soliciting Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to members of the Class, and processing Proofs of Claim, including, without limitation, the actual costs of publication, printing and mailing the Notice, reimbursements to nominee owners for forwarding notice to their beneficial owners, and the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the submitted claims. Prior to the Effective Date, the Escrow Agent may not pay more than $2,000,000 in the aggregate for these costs and expenses without further approval from the Parties or the Court.

            2.    Taxes.

                  a. The parties and the Claims Administrator agree to treat the Settlement Fund as being at all times a "qualified settlement fund" within the meaning of Treas. Reg. Section 1.468B-1. In addition, Plaintiffs' Lead Counsel and, as required, the Defendants and the Defendants' Insurers shall jointly and timely make the "relation-back election" (as defined in Treas. Reg. Section 1.468B-1) back to the earliest permitted date. Such election shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Claims Administrator to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties and thereafter to cause the appropriate filing to occur.


                                     - 17 -
                    STIPULATION OF SETTLEMENT OF CLASS ACTION

                  b. For the purposes of Section 468B of the Internal Revenue Code of 1986, and Treas. Reg. Section 1.468B, the "administrator" shall be the Claims Administrator. The Claims Administrator shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including, without limitation, the returns described in Treas. Reg. Section 1.468B-2(1)). Such returns (as well as the election described in Section V.C.2.a) shall be consistent with this Section V.C.2 of this Stipulation and in all events shall reflect that all taxes (including any estimated taxes, interest, or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in Section V.C.2 herein.

                  c. All (i) taxes (including any estimated taxes, interest, or penalties) arising with respect to the income earned by the Settlement Fund ("Taxes"), and (ii) expenses and costs incurred in connection with the operation and implementation of this Section V.C.2, including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this Section V.C.2 ("Tax Expenses"), shall be paid out of the Settlement Fund; in all events the Defendants' Released Persons shall not have any responsibility for, or any liability whatsoever with respect to, the Taxes, the Tax Expenses, or the filing of any tax returns or other documents with the Internal Revenue Service or any other state or local taxing authority. The Claims Administrator shall indemnify and hold the Defendants' Released Persons harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court, and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts (as well as any


                                     - 18 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION amounts that may be required to be withheld under Treas. Reg. Section 1.468B-2(1)(2)); the Defendants' Released Persons are not responsible and shall have no liability therefor, or for any reporting requirements that may relate thereto. The Parties hereto agree to cooperate with the Claims Administrator and Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this Section V.C.2.

            3. Termination.

      In the event that the Stipulation is not approved, or is terminated, is cancelled, or fails to become effective for any reason, the Settlement Fund (including any tax refund owing to the Settlement Fund), less expenses and any costs which have been incurred for notice and administration of the proposed Settlement pursuant to Section V.C.1 herein, and less any Taxes or Tax Expenses paid or incurred pursuant to Section V.C.2 herein, and less any fees or costs incurred in connection with the establishment and maintenance of the Escrow Account shall be refunded to Broadcom and the Defendants' Insurers in the following order: (a) the Broadcom Funds and any further payment by Broadcom into the Settlement Account pursuant to Section V.B.2 herein shall be refunded to Broadcom; and (b) thereafter, the Insurance Funds shall be distributed to Defendants' Insurers in the amounts that they actually contributed to the Settlement Fund, with preference given to the insurance carrier with the highest layer of excess insurance contributing to the Settlement Fund that has not yet received a full refund, until the funds available for refund are exhausted. At the request of the Defendants, the Claims Administrator or its designee shall apply for any tax refund owing to the Settlement Fund and the Escrow Agent shall pay the proceeds of any tax refund, less the costs of obtaining the tax refund, as set forth in this Section.

      D.    NOTICE ORDER, NOTICE, AND SETTLEMENT HEARING.

            1. The Parties shall present this Stipulation together with its exhibits to the Hon. Gary L. Taylor and shall jointly apply for entry of an order (the


                                     - 19 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION

"Notice Order"), substantially in the form and with the content set forth in Exhibit A hereto, requesting preliminary approval of the Settlement set forth in this Stipulation, approval for the mailing and publication of a Notice of Proposed Settlement substantially in the form and with the content set forth in Exhibits 1 and 4 to Exhibit A hereto, which shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application (as defined in Section V.G), and the date of the Settlement Hearing (as defined in Section V.D.2). The Parties shall use their best efforts to present such matters to the Court for hearing on June 27, 2005. In the event that the parties are unable to do so, then they shall present such matters to the Court promptly after execution of this Stipulation, but in no event later than ten (10) calendar days after the Stipulation is signed (unless such time is extended by the written agreement of Plaintiffs' Lead Counsel and counsel for the Defendants).

            2. The Parties shall request that after notice is given the Court hold a hearing (the "Settlement Hearing") to finally approve this Settlement as set forth herein. At the Settlement Hearing, Plaintiffs' Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

            3. Subject to the approval of the Court, the schedule for provision of notice to Class Members and final approval of the Settlement or of the Fee and Expense Application shall be as follows:

                  a. Plaintiffs' Lead Counsel or its designated agents shall cause notice to be provided to the Class, in the manner set forth in the Notice Order or as otherwise ordered by the Court, as soon as practicable but no later than July 7, 2005 (10 calendar days after the hearing for preliminary approval of the Settlement).

                  b. The deadline for objections to the Settlement, or for objections or opposition to the Fee and Expense Application or the Plan of


                                     - 20 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION

Allocation, shall be August 22, 2005 (46 calendar days after the last date to provide notice as set forth above).

                  c. The Settlement Hearing and hearing on the Fee and Expense Application and the Plan of Allocation shall be September 12, 2005 (21 calendar days after the deadline for objections to the Settlement or objections or opposition to the Fee and Expense Application or the Plan of Allocation), or such other date as the Court may order.

      E.    RELEASES.

            1. Upon the Effective Date, the Lead Plaintiff shall release, relinquish, and discharge, and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged the Defendants' Released Persons from all Released Claims (including Unknown Claims as defined herein) and all claims (including Unknown Claims as defined herein) arising out of, relating to, or in connection with the defense or resolution of the Class Action or the Released Claims, whether or not such Class Member executes and delivers a Proof of Claim and Release.

            2. Upon the Effective Date, each of the Defendants shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged the Lead Plaintiff's Released Persons from all Released Defendants' Claims (including Unknown Claims as defined herein).

            3. Except as otherwise expressly provided in this Stipulation, the Settling Parties shall each bear their own respective attorneys' fees, expenses, and costs incurred in connection with the conduct and settlement of the Class Action, and the preparation, implementation, and performance of the terms of this Stipulation.

            4. Only those Class Members filing valid and timely Proofs of Claim and Release shall be entitled to participate in the settlement and to receive any distributions from the Settlement Fund. The Proofs of Claim and Release to be


                                     - 21 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION executed by the Class Members shall release all Released Claims against the Defendants' Released Persons, and shall be substantially in the form and with the content set forth in Exhibit 2 to Exhibit A hereto. All Class Members shall be bound by the releases set forth therein whether or not they submit a valid and timely Proof of Claim and Release.

      F. ADMINISTRATION AND CALCULATION OF CLAIMS, FINAL AWARDS, AND SUPERVISION AND DISTRIBUTION OF SETTLEMENT FUND.


            1. Plaintiffs' Lead Counsel, or its authorized agents, acting on behalf of the Class, shall formulate a Plan of Allocation of the Settlement Fund to the Class Members, subject to the approval of the Court. The Claims Administrator, subject to the supervision, direction, and approval of the Court, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of that portion of the Settlement Fund that is finally awarded by the Court to Authorized Claimants.

            2. The Settlement Fund shall be applied as follows:

                  a. To pay all unpaid costs and expenses reasonably and actually incurred in connection with providing notice to the Class, including locating members of the Class, soliciting Class claims, assisting with the filing of claims, administering and distributing the Settlement Fund to the Class, processing Proofs of Claim and Release and paying escrow or Claims Administrator fees and costs, if any;

                  b. To pay Taxes and Tax-related Expenses, if any;

                  c. To pay Plaintiffs' Counsel's attorneys' fees, expenses, and costs, with interest thereon (the "Fee and Expense Award"), if and to the extent allowed by the Court;

                  d. To pay escrow fees and costs associated with the Escrow Account that will hold the Settlement Fund until distribution;


                                     - 22 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION

                  e. To create a reserve fund of $50,000 in the Escrow Account to be used to adjust for errors in payment, pay possible late claims, meet other contingencies, and make equitable adjustments regarding claims, with any unused portion of the reserve fund to be contributed to one or more national public interest or national charitable organizations approved by the Court; and

                  f. To distribute the balance of the Settlement Fund (the "Net Settlement Fund") to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court.

            3. After the Effective Date and subject to such further approval and further order(s) of the Court as may be required, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:

                  a. Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a separate completed Proof of Claim and Release as attached to the Notice and substantially in the form and with the content set forth in Exhibit 2 to Exhibit A hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

                  b. Except as otherwise ordered by the Court, all Class Members who fail to timely submit a valid Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or who have not already done so, shall be forever barred from receiving any payments of money pursuant to the Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the settlement and releases contained herein, and the Judgment.


                                     - 23 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION

                  c. The Net Settlement Fund shall be distributed to the Authorized Claimants in accordance with and subject to the Plan of Allocation to be described in the Notice mailed to Class Members. The proposed Plan of Allocation shall not be a part of the Stipulation.

            4. Defendants' Released Persons and their counsel shall have no responsibility for, interest in, or liability whatsoever with respect to: (a) the investment or distribution of the Settlement Fund or the Net Settlement Fund; (b) the Plan of Allocation; (c) the determination, calculation, payment, or administration of claims; (d) the determination, withholding, payment, or administration of taxes (except to the extent they have an obligation relating to any relation back election); or (e) any losses incurred in connection with
(a), (b), (c), or (d). No Person shall have any claim of any kind against the Defendants' Released Persons or their counsel with respect to the matters set forth in this Section F or any of its subsections.

            5. No Person shall have any claim against the Plaintiffs or their counsel (including Plaintiffs' Lead Counsel), or any claims administrator, or other agent designated by Plaintiffs' Lead Counsel based on the distributions made substantially in accordance with this Stipulation and the Settlement contained herein, the Plan of Allocation, or further orders of the Court.

            6. Any proposed Plan of Allocation of the Net Settlement Fund, including, without limitation, any adjustments to an Authorized Claimant's claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court's consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in this Stipulation, and any order or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court's Judgment approving the Stipulation and the Settlement set forth herein, including, but not limited to, the release,


                                     - 24 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION discharge, and relinquishment of the Released Claims against the Defendants' Released Persons, or any other orders entered pursuant to the Stipulation.

            7. The Settlement is not a claims-made settlement.

      G.    PLAINTIFFS' COUNSEL'S ATTORNEYS' FEES AND REIMBURSEMENT OF EXPENSES.

            1. Within 32 calendar days after the mailing of notice as provided in Section V.D.3.a herein, Plaintiffs' Lead Counsel will submit an application or applications for an order (the "Fee and Expense Application") for distributions to them from the Settlement Fund for: (a) an award of attorneys' fees; (b) reimbursement of all expenses and costs, including the fees of any experts or consultants, incurred in connection with prosecuting the Class Action; and (c) interest on such attorneys' fees, costs, and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid), as may be awarded by the Court. The amount of attorneys' fees and costs to be awarded to Plaintiffs' Counsel shall be determined by the Court.

            2. Plaintiffs' Counsel's fees, expenses, and costs, including the fees of experts and consultants, as awarded by the Court (the "Fee and Expense Award"), may be transferred to Plaintiffs' Lead Counsel from the Settlement Fund one day after both of the following conditions are satisfied: (a) the Court enters the Judgment; and (b) the Court approves a Fee and Expense Award, notwithstanding the potential for any collateral attack or appeal that could result in a reversal or modification of the award of fees and/or costs, and subject to the security described below. Plaintiffs' Lead Counsel shall thereafter allocate the Fee and Expense Award among Plaintiffs' Counsel in a manner in which Plaintiffs' Lead Counsel in good faith believes reflects the contributions of such counsel to the prosecution and settlement of the Class Action.

            3. In the event that the Judgment or the order making the Fee and Expense Award is reversed or modified on appeal, and in the event that the Fee and


                                     - 25 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION

Expense Award has been paid to any extent, then Plaintiffs' Counsel shall, within five (5) business days from any such reversal or modification, refund to the Settlement Fund the fees, expenses, costs, and interest previously paid to Plaintiffs' Counsel from the Settlement Fund, including accrued interest on any such amount at the average rate earned on the Settlement Fund from the time of withdrawal until the date of refund. If there are objections to or collateral attacks upon the proposed Judgment or the approval of the Settlement (as distinguished from objections to the amount of fees or expenses sought by Plaintiffs' Counsel), then, as a condition of payment of any attorneys' fees or costs to Plaintiffs' counsel, so long as such objections are appealable or during the pendency of any such appeals or collateral attacks: (a) Plaintiffs' Counsel shall provide, upon Broadcom's further written request, reasonable security acceptable to Broadcom for the repayment of distributions pursuant to a Fee and Expense Award prior to the resolution and/or exhaustion of all appeals and/or collateral attacks that may result in a modification or reversal of the Fee and Expense Award; (b) further, each Plaintiffs' Counsel's law firm, as a condition of receiving any portion of such fees and expenses, on behalf of itself and each equity partner and/or shareholder of it agrees: (i) that the law firm and each of its partners and/or shareholders shall be jointly and severally liable with each other Plaintiffs' Counsel law firm that received any part of the Fee and Expense Award and each of such other firms' partners and/or shareholders for any refund to be made as set forth in this Section V.G.3; and
(ii) that the law firm and each of its partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing this Section V.G.3; and (c) in addition, without limitation, each Plaintiffs' Counsel law firm receiving fees, expenses, or costs paid from the Settlement Fund and its partners and/or shareholders agrees that the Court may, upon application of Defendants or Plaintiffs' Counsel, on notice to counsel for the Plaintiffs, summarily issue orders, including, but not limited to, judgments and attachment orders, and may make appropriate findings of or sanctions for contempt,


                                     - 26 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION against them or any of them should such law firm fail timely to repay fees and expenses pursuant to this Section V.G.3 of this Stipulation.

            4. Defendants' Released Persons shall have no responsibility for, and no liability whatsoever with respect to, any payment to Plaintiffs' Lead Counsel or any Plaintiffs' Counsel from the Settlement Fund that may occur at any time.

            5. Defendants' Released Persons shall take no position on the reasonableness of the attorneys' fees and costs sought by Plaintiffs' Counsel.

            6. Defendants' Released Persons shall have no responsibility for, and no liability whatsoever with respect to, the allocation of any Fee and Expense Award among Plaintiffs' Counsel, or any other Person who may assert some claim thereto, or any Fee and Expense Awards that the Court may make in the Class Action.

            7. Defendants' Released Persons shall have no responsibility for, and no liability whatsoever with respect to, any attorneys' fees, costs, or expenses incurred by or on behalf of the Class or Class members that are not paid from the Settlement Fund.

            8. The procedure for and the allowance and disallowance by the Court of the Fee and Expense Application are not part of the Settlement set forth in this Stipulation, and are to be considered by the Court separately from the Court's consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in this Stipulation. Any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto, shall not operate to terminate or cancel the Stipulation or affect the finality of the Court's Judgment approving the Stipulation and the Settlement set forth herein, including, but not limited to, the release, discharge, and relinquishment of the Released Claims against the Defendants' Released Persons, or any other orders entered pursuant to the Stipulation.


                                     - 27 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION

      H. CONDITIONS OF SETTLEMENT; EFFECT OF DISAPPROVAL, CANCELLATION, OR TERMINATION.

            1. This Stipulation and Settlement is conditioned upon Defendants' Insurers, and each of them, agreeing in writing to pay the Insurance Funds as set forth in Section V.B.2 above at least 15 business days prior to the Settlement Hearing; provided, however, that only Broadcom may terminate this Stipulation and Settlement as set forth in Section V.H.5 herein for failure of this condition; and provided further that in its sole discretion Broadcom may waive this condition until up to 5 business days prior to the Settlement Hearing.

            2. The Effective Date of the Stipulation shall be conditioned upon occurrence of all of the following events:

                  a. Broadcom shall have timely transferred or caused to be timely transferred the Broadcom Funds as required in Section V.B.1 above;

                  b. Defendants' Insurers shall have timely transferred or caused to be timely transferred the Insurance Funds as required in Section V.B.2 above, or Broadcom shall have timely transferred or caused to be timely transferred any shortfall in the Insurance Funds pursuant to V.B.2 above;

                  c. The Court shall have entered the Notice Order as required by Section V.D above;

                  d. The Court shall have entered the Judgment, or a judgment substantially in the form and with the content as set forth in Exhibit B hereto;

                  e. The Judgment shall have become Final, as defined in Section V.A.12 above; and

                  f. Counsel for the Defendants shall not have given notice of intent to exercise the option to terminate the Stipulation of Settlement for failure of the condition set forth in Section V.H.1 in accordance with the terms of Section V.H.5.


                                     - 28 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION

            3. Upon satisfaction of the condition set forth in Section V.H.1 above and the occurrence of all of the events referenced in Section V.H.2 above, any and all remaining interest or right of the Defendants and the Defendants' Insurers to the Settlement Fund shall be absolutely and forever extinguished, except as otherwise provided herein.

            4. Neither a modification nor a reversal on appeal of any Plan of Allocation or of any award of attorneys' fees, costs, expenses, and/or interest awarded by the Court to any Plaintiffs' Counsel shall constitute a condition to the Effective Date or grounds for cancellation and termination of the Stipulation.

            5. If any of the conditions set forth in Section V.H.2 above are not met, then Broadcom or Plaintiffs' Lead Counsel shall have the right to terminate the Settlement and this Stipulation. In addition, if the condition set forth in
Section V.H.1 above is not met, then Broadcom only shall have the right to terminate the Settlement and this Stipulation. Any Party terminating the Settlement and this Stipulation pursuant to this Section V.H.5 shall provide written notice of its election to do so to all other Parties within thirty (30) calendar days of: (a) the Court's declining to enter the Notice Order in any material respect; (b) the Court's refusal to approve the stipulation or any material part of it; (c) the Court's declining to enter the Judgment in any material respect; (d) the date upon which the Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (e) the date upon which an Alternative Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (f) any other event giving rise to the right to terminate this Settlement.

            6. Unless otherwise ordered by the Court, in the event the Stipulation terminates, is cancelled, or does not become effective for any reason, within five (5) business days after the Escrow Agent's receipt of written notification of such event, the Settlement Fund (including accrued interest) shall be refunded as set forth in Section V.C.1.b above.


                                     - 29 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION

            7. In the event that the Stipulation is not approved by the Court or the Settlement set forth herein is terminated or fails to become effective in accordance with its terms, this Stipulation and all negotiations and proceedings relating hereto shall be without prejudice to any or all settling Parties who shall be restored to their respective positions in the Class Action as of June 20, 2005. In such event, the terms and provisions of this Stipulation, with the exception of Sections V.A.1-V.A.27, V.C.1.b, V.C.1.d, V.C.1.e, V.C.2 (including all subparts), V.C.3, V.F.4-V.F.6, V.G.3, V.G.4, V.G.6-V.G.8, V.H (including all subparts), V.J.3, V.J.4, V.J.7, V.J.10, V.J.12, V.J.18, V.J.19, and
V.J.21-V.J.23 herein, shall have no further force and effect with respect to the settling Parties and shall not be used in the Class Action or in any other proceeding for any purpose and any Judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys' fees, costs, expenses, and/or interest awarded by the Court to Plaintiffs' Counsel shall constitute grounds for cancellation or termination of this Stipulation.

            8. If a case is commenced in respect to Broadcom or any of Defendants' Insurers contributing funds to the Settlement Fund on behalf of any Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver, or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of Broadcom or such Defendants' Insurer to be a preference, voidable transfer, fraudulent conveyance or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited to the Settlement Fund by Broadcom, then, at the election of Plaintiffs' Lead Counsel, the parties shall jointly move the Court to vacate and set aside the releases given and Judgment entered in favor of the


                                     - 30 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION

Defendants pursuant to this Stipulation, which releases and Judgment shall be null and void, and the parties shall be restored to their respective positions in the litigation as of June 20, 2005 and any cash amounts in the Settlement Fund shall be returned as provided in Section V.C.1.b above.

            9. In the event this Stipulation shall be cancelled as set forth in
Section V.H.5 above, the settling Parties shall, within two weeks of such cancellation, jointly request a status conference with the Court to be held on the Court's first available date. At such status conference, the settling Parties shall ask the Court's assistance in scheduling continued proceedings in the Class Action between the settling Parties. Pending such status conference or the expiration of sixty (60) calendar days from the settling Parties' joint request for a status conference, whichever occurs first, none of the settling Parties shall file or serve any further motions on any of the other settling Parties in connection with this Class Action nor shall any response be due by any settling Party to any outstanding pleading or motion by any other settling Party.

      I.    ENTRY OF JUDGMENT.

      The Parties agree to the entry of Judgment substantially in the form and with the content as set forth in Exhibit B hereto.

      J.    MISCELLANEOUS PROVISIONS.

            1. The Parties (a) acknowledge that it is their intent to consummate this Settlement and Stipulation; and (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

            2. Broadcom warrants that, at the time of the payments provided for herein are made on its behalf, it is not insolvent and the payment will not render it insolvent. This representation is made by Broadcom as to itself and is not made by counsel to Broadcom.


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                   STIPULATION OF SETTLEMENT OF CLASS ACTION

            3. The Parties agree that the amount of the Settlement Fund, as well as the other terms of the settlement, were negotiated in good faith by the Parties and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel. Neither the Stipulation, nor the Settlement contained herein, nor any term of this Stipulation of Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation of the Settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Released Persons; or (ii) is, may be deemed to be, may be used as, or may be argued to be an admission of, or evidence of, any fault or omission of any of the Released Persons in any civil, criminal, or administrative proceeding in any court, administrative agency or tribunal; or
(iii) shall be identified or described in any public statement by any Party as an admission of, or evidence of, any fault or omission of any of the Released Persons.

            4. Unless ordered by a Court, no Party or counsel shall disseminate, refer to, or otherwise distribute to any third party any information regarding the negotiation of the Settlement between the Parties, or any information or documents they obtained from another Party in connection with the Settlement.

            5. Defendants' Released Persons may file the Stipulation and/or the Judgment from this action in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good-faith settlement, judgment bar, or reduction or any theory of claim preclusion or issue preclusion or similar defense or counterclaim.

            6. The settling Parties intend for this Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Class Members against the Defendants' Released Persons with respect to the Released Claims, and all disputes asserted or which could be asserted by the Defendants against the Lead Plaintiff's Released Persons with respect to the Released


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                   STIPULATION OF SETTLEMENT OF CLASS ACTION

Defendants' Claims. Accordingly, the Parties agree not to assert in the Class Action or in any other judicial forum that the Class Action was brought or defended in bad faith or without a reasonable basis. Defendants agree not to assert any claim under Rule 11 of the Federal Rules of Civil Procedure or any similar law, rule or regulation, that the Class Action or any pleading filed, motion made, or position taken by Lead Plaintiff or Plaintiffs' Lead Counsel was brought or made in bad faith or without a reasonable basis; provided, however, that this clause shall not bar Defendants from asserting that the Arenson Action and/or pleadings filed, motions made, or positions taken in that action were brought or made in bad faith, without a reasonable basis, or in violation of Rule 11. Lead Plaintiff and Plaintiffs' Lead Counsel take no position on whether the Arenson action and/or pleadings filed, motions made or positions taken in that action were brought or made in bad faith, without reasonable basis, or in violation of Rule 11. Lead Plaintiff and the Class agree not to assert any claim under Rule 11 of the Federal Rules of Civil Procedure or any similar law, rule or regulation, that any pleading filed, motion made, or position taken by Defendants or their counsel was brought or made in bad faith or without a reasonable basis. The settling Parties agree that the amount paid and the other terms of the Settlement were negotiated at arms' length and in good faith by the settling Parties, and reflect a settlement that was reached voluntarily based upon adequate information and after consultation with experienced legal counsel, and under the supervision of the mediator.

            7. To the extent permitted by law, all agreements made and orders entered during the course of the Class Action relating to the confidentiality of information shall survive this Stipulation.

            8. The waiver by one Party of any breach of this Stipulation by any other Party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.


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                   STIPULATION OF SETTLEMENT OF CLASS ACTION

            9. All of the exhibits to this Stipulation, except any Plan of Allocation, to the extent incorporated in those exhibits, are material and integral parts hereof and are fully incorporated herein by this reference.

            10. Nothing in this Stipulation, or the negotiations relating thereto, is intended to or shall be deemed to constitute a waiver of any applicable privilege or immunity, including, without limitation, attorney/client privilege, joint defense privilege, or work product protection.

            11. The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Parties or their successors-in-interest.

            12. The Stipulation and the exhibits attached hereto constitute the entire Settlement agreement among the Parties hereto and no representations, warranties, or inducements have been made to any Party concerning the Stipulation or its exhibits other than the representations, warranties, and covenants contained and memorialized in such documents.

            13. Plaintiffs' Lead Counsel, on behalf of the Class, is expressly authorized by the Lead Plaintiff to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate its terms and also is expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Class which it deems appropriate.

            14. Each counsel or other Person executing the Stipulation or any of its exhibits on behalf of any Party hereto hereby warrants that such person has the full authority to do so.

            15. The Stipulation may be executed by facsimile and in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the Parties to the Stipulation shall exchange among themselves original signed counterparts and a complete set of original executed counterparts shall be filed with the Court.


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                   STIPULATION OF SETTLEMENT OF CLASS ACTION

            16. The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the settling Parties hereto.

            17. The Court shall retain jurisdiction with respect to the implementation and enforcement of the terms of the Stipulation, and all Parties hereto and their counsel submit to the exclusive jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.

            18. The Stipulation and the exhibits hereto shall be considered to have been negotiated, executed, and delivered, and to be wholly performed, in Orange County in the State of California, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the laws of the State of California without giving effect to that State's choice-of-law principles.

            19. No press announcement, press release, or other public statement, either directly or indirectly, concerning the Settlement or Stipulation may be made by Class Plaintiffs or Plaintiffs' Counsel prior to the filing or issuance of a press release or Form 8-K filing concerning this Settlement by Broadcom, unless they obtain prior approval from Broadcom, except as required by law. In any press announcement, press release, or public statement concerning the Settlement, Class Plaintiffs and/or Plaintiffs' Counsel shall state that the Settlement is not an admission of misconduct and that Defendants continue to deny liability and wrongdoing.

            20. In consideration of this Settlement, Plaintiffs in this Class Action agree that any plaintiff in the Arenson Action who has previously requested exclusion from the Class (including any plaintiff in the Arenson Action as to whose claims Defendants have already obtained summary judgment) may rescind such request for exclusion from the Class by serving a Notice of Rescission of Request for Exclusion from Class upon Plaintiffs' Lead Counsel (a "Notice of Rescission"), with a copy to Defendants' counsel, on or before the deadline for Class Members to


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                   STIPULATION OF SETTLEMENT OF CLASS ACTION
provide a Proof of Claim and Release as set forth in Section V.F.3.a. The Notice of Rescission shall be in substantially the same form and with the same content as set forth in Exhibit C hereto. Any plaintiff in the Arenson Action who timely serves a Notice of Rescission pursuant to this paragraph shall be a Class Member and shall have the same rights and obligations as any other similarly-situated Class Member, including the right to receive a distribution from the Settlement Fund if such person is an Authorized Claimant, timely submits a Proof of Claim and Release, and is entitled to receive a distribution pursuant to any approved Plan of Allocation. Notwithstanding the foregoing, neither Class Members, nor Plaintiffs' Counsel, nor any Released Party shall have any obligation to counsel for plaintiffs in the Arenson Action, including any obligation to pay or reimburse such counsel's fees, costs, or expenses.

            21. The Parties recognize that the Class's interests may diverge from the interests of any plaintiffs in the Arenson Action who do not elect to rescind their requests to be excluded from the Class. Plaintiffs' Counsel's obligations shall be to the Class and not to the Arenson Plaintiffs, and Plaintiffs' Counsel's obligations to the Class, including the obligation to facilitate this Settlement, shall continue until full distribution of the Settlement Fund and resolution of all appeals and collateral attacks on the settlement, if any. In addition, in connection with the Settlement, Defendants' counsel has communicated or will communicate to Plaintiffs' Counsel certain confidential, privileged, and/or protected information, including information pertaining to damages. Such confidential information provided to Plaintiffs' Counsel shall be used only in furtherance and aid of settlement, and shall not be used for any other purpose, and Plaintiffs and Plaintiffs' Counsel have a continuing obligation to maintain such information in confidence.

            22. The Parties agree to the transfer of this case to the Hon. Dickran Tevrizian for the purpose of facilitation of settlement upon the retirement of the Hon. Gary L. Taylor. In the interim, the parties agree to a stand-down on all


                                     - 36 -
                   STIPULATION OF SETTLEMENT OF CLASS ACTION discovery, motions, appeals, time for filing of appeals, pretrial disclosure obligations, trial dates, and other pending matters in the Class Action and all consolidated actions. The parties agree to apply jointly to the Court at the time they seek preliminary approval of the Settlement for a stay and adjournment of all deadlines as between the parties in the Class Action and all consolidated actions. In the event that the Settlement conditions are not satisfied, the parties agree that the matter shall be reassigned to another United States District Judge within the Central District of California for resolution of all pending matters, further motions, appeals, and pretrial proceedings, and trial if necessary.

            23. To assist in obtaining approval of the settlement, Defendants have shared with Plaintiffs' Counsel certain expert damages analysis developed by Defendants' experts (the "Materials"). Neither Plaintiffs nor Plaintiffs' Counsel shall use the Materials for any purpose except to aid in obtaining settlement approval, and should the Settlement described herein not be approved, Plaintiffs' Counsel shall return or destroy all copies of the Materials. The provision of any Materials or other information in furtherance of settlement approval shall not be a waiver or limitation of any applicable privilege or protection, and no party shall make any argument to the contrary.


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                   STIPULATION OF SETTLEMENT OF CLASS ACTION

         IN WITNESS WHEREOF, the Parties hereto have caused the Stipulation to be executed by their duly-authorized attorneys as of June 24, 2005.


Dated: June 27, 2005                      HEINS MILLS & OLSON, P.L.C.


                                          By: /s/ SAMUEL D. HEINS
                                             -----------------------------------
                                             Samuel D. Heins
                                             Plaintiffs' Lead Counsel


Dated: June 27, 2005                      IRELL & MANELLA LLP
                                          RYAN WHALEY & COLDIRON


                                          By: /s/ DAVID SIEGEL
                                             -----------------------------------
                                             David Siegel
                                             Attorneys for Defendants


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                   STIPULATION OF SETTLEMENT OF CLASS ACTION